Exhibit 99.1

PRIMORIS SERVICES CORPORATION ANNOUNCES 2017 FIRST QUARTER FINANCIAL RESULTS

Board of Directors Declares $0.055 Per Share Cash Dividend

Financial Highlights

•                  2017 Q1 revenue of $561.5 million, a 30% increase over 2016 Q1

•                  2017 Q1 net income attributable to Primoris of $7.7 million, a 186% increase over 2016 Q1.  Earnings per share of $0.15 increased by $0.10 from 2016 Q1

•                  2017 Q1 cash flow from operations of $49.1 million, compared to use of cash by operations of $35.6 million in 2016 Q1

•                  Total backlog of $2.8 billion at March 31, 2017, a 28% increase over 2016 Q1

Dallas, TX — May 8, 2017— Primoris Services Corporation (NASDAQ GS: PRIM) (“Primoris” or “Company”) today announced financial results for its first quarter ended March 31, 2017.

The Company also announced that on May 5, 2017 its Board of Directors declared a $0.055 per share cash dividend to stockholders of record on June 30, 2017, payable on or about July 15, 2017.

David King, President and Chief Executive Officer of Primoris, commented, “We have started this year with record revenue for the first quarter, while strong bookings during the quarter have kept our backlog at a record high.  Despite the traditional weather-related slow start to the year for our Utilities and Distribution segment, our revenue and earnings improved significantly from last year’s first quarter driven by the performance of our Pipeline and Underground segment.  We experienced an increase in earnings in our Power, Industrial, & Engineering segment and expect that the power market will continue to improve over the course of the year, with the continued low cost of natural gas a key driver for the pipeline, power, and industrial markets.  In April, our Board of Directors determined to end the process for a potential sale of our Texas Heavy Civil division, and while the Civil segment struggled in the first quarter, we are anticipating profit improvements in the segment by the end of this year.”

Mr. King continued, “We have maintained a strong balance sheet and currently have our lowest debt to equity ratio in almost four years.  We continue to be very active in looking for the right acquisition and are beginning to see opportunities to buy the right company at the right price.  Combining acquisitive growth with the growth opportunities for our current business units, we feel confident in the long-term outlook and performance for Primoris.”

2017 FIRST QUARTER RESULTS OVERVIEW

Revenues in the first quarter 2017 increased by $131.1 million to $561.5 million from $430.4 million for the same period in 2016.  The primary reason for the increase was two large pipeline projects in the Pipeline & Underground (“P&U”) segment.  Gross profit for the first quarter 2017 increased by $15.8 million to $55.1 million from $39.3 million for the same period in 2016.  Gross profit as a percentage of revenue increased to 9.8% for the first quarter 2017, compared to 9.1% for the same period in 2016, reflecting the impact of the two large pipeline project in the P&U segment as well as improved margins on power and industrial work in the Power, Industrial, and Engineering (“PI&E) segment.

SEGMENT RESULTS

Through the end of the year 2016, Primoris segregated its business into three reportable segments: the Energy segment, the East Construction Services segment, and the West Construction Services segment.  In the first quarter 2017, Primoris changed its reportable segments to match the changes in the Company’s realigned internal organization and management structure.  A Form 8-K was filed on April 7th containing historical revenue, margin, and backlog information for the new segments.

•              Power, Industrial, and Engineering - The Power division of the PI&E segment includes ARB Industrial, Primoris Power, ARB Structures, and Primoris Renewable Energy.  The Industrial division of this segment includes Primoris Industrial Constructors, Primoris Fabrication, and Primoris Mechanical Contractors.  The Engineering division of this segment includes OnQuest and PD&C.

•              Pipeline and Underground — The P&U segment includes Rockford, Vadnais Trenchless, Primoris Field Services, and Primoris Pipeline.

•              Utilities and Distribution — The U&D segment includes ARB Underground, Q3C, and Primoris AV.

•              Civil — The Civil segment includes Primoris Heavy Civil, Primoris I&M, and BW Primoris.

Segment Revenues

(in thousands, except %)

	For the three months ended March 31,
	2017 Unaudited		2016 Unaudited
		% of		% of
		Total		Total
Segment	Revenue	Revenue	Revenue	Revenue

Power, Industrial, & Engineering	$131,240	23.4%	$138,638	32.2%
Pipeline & Underground	183,445	32.7%	54,336	12.6%
Utilities & Distribution	116,980	20.8%	103,754	24.1%
Civil	129,837	23.1%	133,718	31.1%
Total	$561,502	100.0%	$430,446	100.0%

Segment Gross Profit

(in thousands, except %)

	For the three months ended March 31,
	2017 Unaudited		2016 Unaudited
		% of		% of
	Gross	Segment	Gross	Segment
Segment	Profit	Revenue	Profit	Revenue

Power, Industrial, & Engineering	$15,524	11.8%	$11,585	8.4%
Pipeline & Underground	28,125	15.3%	4,999	9.2%
Utilities & Distribution	8,273	7.1%	11,885	11.5%
Civil	3,131	2.4%	10,808	8.1%
Total	$55,053	9.8%	$39,277	9.1%

Power, Industrial, & Engineering Segment:  Revenue for the Power, Industrial, & Engineering segment decreased by $7.4 million in the first quarter 2017, compared to the same period in 2016.  The primary reason for the decline in revenue was the completion of several wastewater treatment plants and a parking structure project in 2016, as well as decreased volume at a large petrochemical project.  Partially offsetting the decreases was increased revenue from power projects.  Gross profit for the Power, Industrial, & Engineering segment increased by $3.9 million in the first quarter 2017, compared to the same period in 2016.  The increase in gross profit was primarily the result of higher revenue from power projects.

Pipeline & Underground Segment:  Revenues for the Pipeline & Underground segment increased by $129.1 million in the first quarter 2017, compared to the same period in 2016.  The increase in revenue was primarily from two large Rockford pipeline projects in Florida, partially offset by reduced revenue at Primoris Field Services after the completion of a large project in 2016.  The gross profit for the Pipeline & Underground segment increased by $23.1 million in the first quarter 2017, compared to the same period in 2016, primarily as a result of the higher revenue from the two Florida pipeline projects.

Utilities & Distribution Segment:  Revenue for the Utilities & Distribution segment increased by $13.2 million in the first quarter of 2017, compared to the same period in 2016.  The increased revenue was driven by increased volume at each of the segment’s business units. The gross profit for the Utilities & Distribution segment decreased by $3.6 million in the first quarter 2017, compared to the same period in 2016, primarily as a result of the decreased revenue for a major ARB Underground utility customer and less profitable type of work performed for a major Q3C utility customer.

Civil Segment:  Revenue for the Civil segment decreased by $3.9 million in the first quarter of 2017, compared to the same period in 2016.  The decreased revenue was driven by lower revenue from departments of transportation at Primoris Heavy Civil, partially offset by increased airport revenue, and by lower Primoris I&M revenue at a large petrochemical project.  The gross profit for the Civil segment decreased by $7.7 million in the first quarter 2017, compared to the same period in 2016, primarily as a result of the decreased  revenue at the large petrochemical project and productivity issues on Arkansas Department of Transportation projects.

Selling, general and administrative expenses (“SG&A”) were $39.9 million, or 7.1% of revenues for the first quarter 2017, compared to $32.7 million, or 7.6% of revenues for the first quarter 2016.  The increase in SG&A for the quarter was primarily due to a $4.6 million increase in compensation related expenses, a $0.9 million benefit in the prior year from an adjustment to the pension withdrawal liability, and a $1.1 million reserve for an account receivable and note receivable.

Operating income for the first quarter 2017 was $15.2 million, or 2.7% of total revenue, compared to $6.6 million, or 1.5% of total revenue, for the same period last year.

Net non-operating items in the first quarter 2017 resulted in expense of $2.2 million, compared to $1.9 million in net expense in the first quarter 2016.

The provision for income taxes for the first quarter 2017 was $4.5 million, for an effective tax rate on income attributable to Primoris of 37.0%, compared to $1.8 million, for an effective tax rate on income attributable to Primoris of 40.5%, in the first quarter 2016.

Net income attributable to Primoris for the first quarter 2017 was $7.7 million, or $0.15 per diluted share, compared to net income attributable to Primoris of $2.7 million, or $0.05 per diluted share, in the same period in 2016.

Fully diluted weighted average shares outstanding for the first quarter 2017 decreased slightly to 51.85 million from 51.88 million in the first quarter 2016.

OTHER FINANCIAL INFORMATION

Primoris’ balance sheet at March 31, 2017 included cash and cash equivalents of $148.5 million, working capital of $269.4 million, total debt and capital leases of $253.4 million and stockholders’ equity of $501.6 million.  Primoris’ tangible net worth at March 31, 2017 was $341.3 million.

Based on expected start dates for current projects in backlog, anticipated levels of customer maintenance, MSA spending, and new project awards, and given the continued uncertainty caused by the energy markets, the Company estimates that for the four quarters ending March 31, 2018, net income attributable to Primoris will remain between $1.00 and $1.20 per fully diluted share.

BACKLOG

	Backlog at March 31, 2017 (in millions)			Expected Next Four Quarters Total Backlog Revenue
Segment	Fixed Backlog	MSA Backlog	Total Backlog	Recognition

Power, Industrial, & Engineering	$536	$42	$578	72%
Pipeline & Underground	870	47	917	21%
Utilities & Distribution	106	566	672	100%
Civil	628	4	632	69%
Total	$2,140	$659	$2,799	52%

At March 31, 2017, Fixed Backlog was $2.1 billion, compared to $2.1 billion at December 31, 2016.

At March 31, 2017, MSA Backlog was $659 million, compared to $672 million at December 31, 2016.  MSA Backlog represents estimated MSA revenues for the next four quarters.

Total Backlog at March 31, 2017 was $2.8 billion, compared to $2.8 billion at December 31, 2016.

Backlog, including estimated MSA revenues, should not be considered a comprehensive indicator of future revenues.  There is a certain percentage of total revenues, from projects such as cost reimbursable and time-and-materials projects, that do not flow through backlog.  Any project may still be cancelled at the convenience of our customers.

CONFERENCE CALL

David King, President and Chief Executive Officer, and Peter J. Moerbeek, Executive Vice President and Chief Financial Officer will host a conference call today, Tuesday, May 9, 2017 at 11:00 am Eastern Time / 10:00 am Central Time to discuss the results.

Interested parties may participate in the call by dialing:

•            (877) 407-8293 (Domestic)

•            (201) 689-8349 (International)

If you are unable to participate in the live call, a replay may be accessed by dialing (877) 660-6853, conference ID 13660685, and will be available for approximately two weeks. The conference call will also be broadcast live over the Internet and can be accessed and replayed through the Investor Relations section of Primoris’ website at www.prim.com. Once at the Investor Relations section, please click on “Events & Presentations”.

ABOUT PRIMORIS

Founded in 1960, Primoris, through various subsidiaries, has grown to become one of the largest construction service enterprises in the United States. Serving diverse end markets, Primoris provides a wide range of construction, fabrication, maintenance, replacement, water and wastewater, and engineering services to major public utilities, petrochemical companies, energy companies, municipalities, and other customers. The Company’s national footprint extends from Florida, along the Gulf Coast, through California, into the Pacific Northwest and Canada. For additional information, please visit www.prim.com.

FORWARD LOOKING STATEMENTS

This press release contains certain forward-looking statements, including with regard to the Company’s future performance. Words such as “estimates,” “believes,” “expects,” “projects,” “may,” and “future” or similar expressions are intended to identify forward-looking statements.  Forward-looking statements inherently involve known and unknown risks, uncertainties, and other factors, including without limitation, those described in this press release and those detailed in the “Risk Factors” section and other portions of our Annual Report on Form 10-K for the period ended December 31, 2016, and other filings with the Securities and Exchange Commission.  Given these uncertainties, you should not place undue reliance on forward-looking statements.  Primoris does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Company Contact

Peter J. Moerbeek	Kate Tholking
Executive Vice President, Chief Financial Officer	Director of Investor Relations
(214) 740-5602	(214) 740-5615
pmoerbeek@prim.com	ktholking@prim.com

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2017	2016

Revenue	$561,502	$430,446
Cost of revenue	506,449	391,169
Gross profit	55,053	39,277
Selling, general and administrative expenses	39,854	32,658
Operating income	15,199	6,619

Other income (expense):
Foreign exchange gain (loss)	23	359
Interest income	69	39
Interest expense	(2,262)	(2,268)

Income before provision for income taxes	13,029	4,749

Provision for income taxes	(4,517)	(1,833)
Net income	$8,512	$2,916

Net income attributable to noncontrolling interests	(821)	(223)

Net income attributable to Primoris	$7,691	$2,693

Earnings per share:
Basic:	$0.15	$0.05
Diluted:	$0.15	$0.05

Weighted average common shares outstanding:
Basic	51,594	51,725
Diluted	51,851	51,881

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Share Amounts)

(Unaudited)

	March 31,	December 31,
	2017	2016
ASSETS

Current assets:
Cash and cash equivalents	$148,485	$135,823
Customer retention deposits	377	481
Accounts receivable, net	369,775	388,000
Costs and estimated earnings in excess of billings	129,614	138,618
Inventory and uninstalled contract materials	45,130	49,201
Prepaid expenses and other current assets	17,804	19,258
Total current assets	711,185	731,381
Property and equipment, net	285,921	277,346
Intangible assets, net	31,114	32,841
Goodwill	127,226	127,226
Other long-term assets	2,151	2,004
Total assets	$1,157,597	$1,170,798

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$124,113	$168,110
Billings in excess of costs and estimated earnings	150,771	112,606
Accrued expenses and other current liabilities	105,839	108,006
Dividends payable	2,829	2,839
Current portion of capital leases	107	188
Current portion of long-term debt	58,087	58,189
Total current liabilities	441,746	449,938
Long-term capital leases, net of current portion	14	15
Long-term debt, net of current portion	195,230	203,381
Deferred tax liabilities	9,830	9,830
Other long-term liabilities	9,141	9,064
Total liabilities	655,961	672,228
Commitments and contingencies
Stockholders’ equity
Common stock	5	5
Additional paid-in capital	159,518	162,128
Retained earnings	340,073	335,218
Non-controlling interest	2,040	1,219
Total stockholders’ equity	$501,636	$498,570
Total liabilities and stockholders’ equity	1,157,597	1,170,798

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

(Unaudited)

	Three Months Ended
	March 31,
	2017	2016
Cash flows from operating activities:
Net income	$8,512	$2,916
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	14,134	15,281
Amortization of intangible assets	1,727	1,624
Stock—based compensation expense	459	262
Loss (gain) on sale of property and equipment	(1,308)	(736)
Changes in assets and liabilities:
Customer retention deposits and restricted cash	104	(241)
Accounts receivable	18,225	(20,513)
Costs and estimated earnings in excess of billings	9,004	(24,155)
Other current assets	5,525	(3,265)
Other long-term assets	(147)	(395)
Accounts payable	(43,997)	11,978
Billings in excess of costs and estimated earnings	38,165	(14,217)
Accrued expenses and other current liabilities	(1,392)	(3,469)
Other long-term liabilities	77	(678)
Net cash provided by (used in) operating activities	$49,088	$(35,608)

Cash flows from investing activities:
Purchase of property and equipment	(19,222)	(12,255)
Proceeds from sale of property and equipment	1,984	3,306
Cash paid for acquisitions	—	(4,108)
Net cash used in investing activities	$(17,238)	$(13,057)

Cash flows from financing activities:
Repayment of capital leases	(82)	(268)
Repayment of long-term debt	(12,416)	(11,977)
Proceeds from issuance of common stock purchased under a long-term incentive plan	1,148	1,439
Repurchase of common stock	(4,999)	—
Dividends paid	(2,839)	(2,842)
Net cash used in financing activities	$(19,188)	$(13,648)

Net change in cash and cash equivalents	12,662	(62,313)
Cash and cash equivalents at beginning of the period	135,823	161,122
Cash and cash equivalents at end of the period	$148,485	$98,809